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                                                      WRITER'S FAX NUMBER
    (214) 220-7797                                       (214) 999-7797
                                  July 3, 1996


OccuSystems, Inc.
3010 LBJ Freeway, Suite 400
Dallas, Texas  75234

Dear Sirs:

    We have acted as counsel to OccuSystems, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act") of the offer and sale of an aggregate of 150,000 shares (the "Shares") of common stock ("Common Stock"), par value $.01 per share, of the Company, to be issued pursuant to that certain Warrant Agreement dated as of January 3, 1995 (the "Warrant Agreement"), between the Company and Creditanstalt-Bankverein.

    In reaching the opinion set forth herein, we have reviewed such agreements, certificates of public officials and officers of the Company, records, documents and matters of law that we deemed relevant.

    Based upon and subject to the foregoing, and subject further to the assumptions, exceptions, and qualifications hereinafter stated, we express the opinion that each Share, when issued in accordance with the terms of the Warrant Agreement, will be legally issued, fully paid and non-assessable.

    The opinion expressed above is subject to the following assumptions, exceptions and qualifications:

          (a) We have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) each natural person signing any document reviewed by us had the legal capacity to do so.
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OccuSystems, Inc.
July 3, 1996
Page 2


          (b) We have also assumed that the Company will receive the full amount and type of consideration (as specified in the Warrant Agreement) for each of the Shares upon issuance, and that appropriate certificates evidencing the Shares will be properly executed upon such issuance.

    The opinion expressed above is limited to the laws of the State of Texas, the Delaware General Corporation Law, and the federal laws of the United States of America.

    This opinion may be filed as an exhibit to a registration statement filed under the Securities Act. In giving this consent, we do not thereby admit that we come into the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                       Very truly yours,

                                                       VINSON & ELKINS L.L.P.